As filed with the Securities and Exchange Commission on September 18, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Suzano S.A.

(Exact name of Registrant as specified in its charter)

Suzano Inc.

(Translation of Registrant’s name into English)

The Federative Republic of Brazil

(State or other jurisdiction of incorporation or organization)

Not Applicable

(I.R.S. Employer Identification Number)

Av. Professor Magalhães Neto, 1,752
10th Floor, Rooms 1010 and 1011
Salvador, Brazil 41 810-012
Telephone: +55 (11) 3503-9000

(Address and telephone number of Registrant’s principal executive offices)

Suzano Pulp and Paper America, Inc.

800, Corporative Drive, Suite 320

Fort Lauderdale, Florida, 33334

United States

Telephone: +1 (954) 772-7716

(Name, address and telephone number of agent for service)

Copy to:

Juan G. Giráldez, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

United States

Telephone: +1 (212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price per Common Share/ Proposed Maximum Aggregate Offering Price/ Amount of Registration Fee
Common Shares, without par value, which may be represented by American Depositary Shares	(1) (2) (3)

(1)	Common ADSs, each representing one common share, issuable upon deposit of the common shares being registered hereby, have been or will be registered under a separate registration statement on Form F-6 (SEC File No. 333-228609).

(2)	The Registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. The Registrant is deferring payment of registration fees in accordance with Rules 456(b) and 457(r).

(3)	The securities to be registered include common shares that may be offered and sold outside the United States pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such common shares, however, may be resold from time to time in the United States under circumstances requiring registration under the Securities Act.

P R O S P E C T U S

Suzano S.A.

Common Shares, which may be represented by American Depositary Shares, of Suzano S.A., offered by the Selling Shareholder

The selling shareholder named in the relevant prospectus supplement (the “Selling Shareholder”) may from time to time offer common shares of Suzano (our “common shares”), which may be represented by American Depositary Shares (the “common ADSs”), covered by this prospectus. This prospectus describes some of the general terms that may apply to our common shares and the common ADSs and the general manner in which they may be offered. When the Selling Shareholder offers these securities, the specific terms of these securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Our common shares are listed on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão, or the “B3”) under the ticker symbol “SUZB3.” Common ADSs representing our common shares are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SUZ.”

You should carefully read this prospectus and any applicable prospectus supplement or free writing prospectus, together with any documents we incorporate by reference, before you invest in our common shares or the common ADSs.

Investing in these securities involves risks. See the “Risk Factors” section beginning on page 10 of Suzano’s annual report on Form 20-F for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2020 (our “2019 Form 20-F”), which is incorporated by reference herein, and in the relevant prospectus supplement, if any.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

September 18, 2020

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Suzano, ” the “Company, ” “we, ” “us” or “our” mean Suzano S.A. and its consolidated subsidiaries taken as a whole, unless the context requires otherwise.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the Selling Shareholder may sell our common shares, which may be represented by common ADSs, in one or more offerings.

We are responsible for the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us. Neither we nor the Selling Shareholder have authorized anyone to provide you with additional or different information. We and the Selling Shareholder take no responsibility for, and can provide no assurances as to the reliability of, additional, different or inconsistent information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, our common shares are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume the information appearing in this prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus only provides a general description of the securities that the Selling Shareholder may offer. Each time the Selling Shareholder offers securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus are forward-looking statements that are not based on historical facts and are not assurances of future results. The forward-looking statements contained in this prospectus, which address our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “potential” and similar expressions.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur.

We have made forward-looking statements that address, among other things:

•	the COVID-19 pandemic and its impacts on the sanitary and health conditions in Brazil and in our principal export markets;

•	our management and future operation;

•	the implementation of our main operational strategies, including our potential participation in acquisitions, joint venture transactions or other investment opportunities;

•	general economic, political and business conditions, both in Brazil and in our principal export markets;

•	industry trends and the general level of demand for, and change in the market prices of, our products;

•	existing and future governmental regulation, including tax, labor, pension and environmental laws and regulations and import tariffs in Brazil and in other markets in which we operate or to which we export our products;

•	the competitive nature of the industries in which we operate;

•	our level of capitalization, including the levels of our indebtedness and overall leverage;

•	the cost and availability of financing;

•	our compliance with the covenants contained in the instruments governing our indebtedness;

•	the implementation of our financing strategy and capital expenditure plans;

•	inflation and fluctuations in currency exchange rates, including reais and the U.S. dollar;

•	legal and administrative proceedings to which we are or may become a party;

•	the volatility of the prices of the raw materials we sell or purchase to use in our business;

•	other statements included in this prospectus that are not historical; and

•	other factors or trends affecting our financial condition or results of operations, including those factors identified or discussed under “Item 3. Key Information—Risk Factors” in our 2019 Form 20-F, which is incorporated by reference herein.

All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

SUZANO

With more than 90 years of experience, we operate mainly in the pulp (paper grade and fluff) and paper (paperboard, printing and writing and tissue) segments. We believe that we are one of the largest vertically integrated producers of pulp and paper in Latin America. According to Hawkins Wright, upon completion of the merger of shares (incorporação de ações) with Fibria S.A. (“Fibria”) in January, 2019 (the “Merger”), we became the world’s largest producer of virgin market pulp, with an aggregate installed capacity of 10.9 million metric tons of eucalyptus pulp per year and a broad and diversified forest base. Along with other Brazilian eucalyptus pulp producers, we believe that we have the lowest cost of pulp production in the world. We believe our modern technology of plantation and harvesting, our strategic location for plantation facilities and our low cost of pulp production are among our competitive strengths.

We believe we are one of Brazil’s largest paper producers, and based on data from Indústria Brasileira de Árvores (“IBÁ”), we accounted for nearly 40% of the printing and writing paper and 25% of the paperboard produced in Brazil in 2019. Our share of Brazilian paper production remained unchanged following the Merger, as Fibria did not have any paper production.

Our eucalyptus pulp production satisfies 100% of our requirements for paper production, and we sell the remaining production as market pulp. As of December 31, 2019, our total eucalyptus pulp installed production capacity was 11.5 million tons per year of market pulp, and our total production volume was 9.7 million tons, of which 8.8 million tons were produced as market pulp and the remainder was used for the production of 1.2 million tons of paper and paperboard.

Our structure includes administrative offices in Salvador and São Paulo, two integrated pulp and paper production facilities in the state of São Paulo (Suzano and Limeira units), a non-integrated paper production facility in the state of São Paulo (Rio Verde unit), an integrated pulp, paper and tissue facility in the state of Bahia (Mucuri unit), an integrated pulp and tissue facility in the state of Maranhão (Imperatriz unit), and FuturaGene, a biotechnology research and development subsidiary. We own one of the largest distribution structures for paper and graphic products in South America. Following the Merger, we also own pulp production facilities in the state of Espírito Santo (Aracruz unit), in the state of São Paulo state (Jacareí Unit), one unit with two production lines in Três Lagoas (in the state of Mato Grosso do Sul) and 50% interest in Veracel, a joint operation with Stora Enso, an industrial unit located in Eunápolis (in the state of Bahia).

The scale of our production capacity, the proximity of our planted forests to our mills and the integration of our pulp and paper production process allow us to benefit from substantial economies of scale and low production costs.

Our Limeira, Suzano, Rio Verde and Jacareí mills are located near the city of São Paulo, the largest consumer market in Brazil according to data from IBÁ and Fastmarkets RISI. These mills are located approximately 90 km from the port of Santos, an important export hub, and approximately 190 km from our planted forests. They can supply both domestic and international markets in a competitive manner.

Our Mucuri and Aracruz units are focused primarily on export markets. Mucuri is located approximately 250 km from Portocel, a port specialized in exporting pulp located in the state of Espírito Santo, in which Suzano holds a 51% stake, while Aracruz is located only 3 km from Portocel.

The Imperatriz unit, in Maranhão, is also focused primarily on export markets. Its gateway for the external market is the Port of Itaqui, 600 km far from Imperatriz. Exports are carried from our mill to the ports by train, which allows for very competitive transportation costs.

The Três Lagoas unit, in Mato Grosso do Sul, is focused on export markets, and most of its volume is transported by train to the Port of Santos, where all exporting volumes are shipped. The relatively short distances between our planted forests, our mills and most of our Brazilian customers or export facilities provide us with relatively low transportation costs.

Our shares are traded on the special listing segment of the B3, which provides for the highest level of corporate governance in the Brazilian market, and the common ADSs are traded on the NYSE.

Use of Proceeds

All of the securities offered by this prospectus and any prospectus supplement will be sold by the Selling Shareholder for its own account. Suzano will not receive any of the proceeds from these sales.

The Securities

The Selling Shareholder may from time to time offer under this prospectus our common shares, which may be represented by common ADSs.

Description of COMMON SHARES AND American Depositary SHARES

Common Shares

The following description of our share capital and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, our bylaws, Brazilian corporate law and any other applicable law concerning Brazilian companies, as amended from time to time.

A copy of our bylaws is attached to our 2019 Form 20-F as Exhibit 1.1. We encourage you to read our bylaws and the applicable sections our 2019 Form 20-F for additional information.

Share Capital

Our capital stock is composed of common shares, all without par value and denominated in reais. As of June 30, 2020 our share capital, including common shares in treasury, was represented by 1,361,263,584 common shares.

Our common shares are listed on the B3 (ticker symbol SUZB3). All of our common shares are registered in book-entry form on behalf of their holders, without share certificates, and Itaú Corretora de Valores S.A. performs services of safe-keeping and transfer of our common shares. Itaú Corretora de Valores S.A. reflects transfers of our common shares by making entries in the register, debiting the share account of the transferor and crediting the share account of the transferee.

Pursuant to CVM regulations, any Brazilian public company’s (i) direct or indirect controlling shareholders, (ii) shareholders who have elected members of such company’s board of directors or fiscal council, as well as (iii) any person or group of persons representing the same interest, in each case that has directly or indirectly acquired or sold an interest that exceeds (either upward or downward) the threshold of 5%, or any multiple thereof, of the total number of common shares of any type or class, must disclose such shareholder’s or person’s share ownership or divestment, immediately after the acquisition or sale, to the CVM and the B3.

Changes to Our Share Capital

Each of our shareholders has a general preemptive right to subscribe for common shares or securities convertible into common shares in any capital increase, in proportion to its shareholding, except (i) in a sale on a stock exchange or by public subscription, (ii) pursuant to an exchange for common shares in a public offer for the acquisition of control, in accordance with the Brazilian corporate law, (iii) for subscription of common shares in accordance with the special law for tax incentives, (iv) conversion of debentures and other securities into common shares, since, in these cases, the preemptive right must be exercised when the security is issued, (iv) in the event of the grant and exercise of any stock option to acquire or subscribe for common shares of our capital stock; and (v) in the context of a capital increase derived from merger, merger of shares and/or spin-off implemented according to Law No. 6,404/1976, as amended. A minimum period of 30 days following the publication of notice of the issuance of common shares or securities convertible into common shares is allowed for exercise of the right, and the right is negotiable. However, according to our bylaws, our board of directors can eliminate this preemptive right or reduce the 30-day period if we issue debentures that are convertible into shares, warrants (bônus de subscrição) or common shares within the limits authorized by our bylaws and Brazilian corporate law: (i) through a stock exchange or through a public offering or (ii) through an exchange of common shares in a public offering to acquire control of another publicly-held company.

Any shareholders’ resolution must satisfy the quorum and all other legal requirements established in Brazilian corporate law and in our bylaws. No shareholder is liable to make any further contribution to our capital stock other than with respect to the liability to pay the issue price of the common shares subscribed or acquired by such shareholder.

Dividends

Our dividend payments are subject to the provisions of Brazilian corporate law, applicable local laws and regulations and our bylaws. Our distributions can include dividends or interest on net equity (juros sobre capital próprio). The payment of interest on net equity is subject to withholding income tax, pursuant to Brazilian tax law, which is not levied upon payments of dividends.

Profits are distributed in proportion to the number of common shares owned by each shareholder on the applicable record date. In accordance with Brazilian corporate law, our bylaws require that we distribute annually to our shareholders a mandatory minimum dividend, which we refer to as the mandatory dividend,  and which shall be equivalent to the lowest amount between: (i) 25% of the annual net income adjusted in accordance with article 202 of the Brazilian corporate law; or (ii) 10% of the consolidated operational cash flow generation in the respective fiscal year, calculated in accordance with Section 26, Paragraph 3 of our bylaws.

Payments of dividends for each fiscal year or payment of interest on net equity must be within 60 days from the shareholders’ meeting in which the distribution was approved, unless a shareholders’ resolution determines another date, not later than the end of the fiscal year in which such dividend was declared.

Brazilian corporate law permits, however, a company to suspend the mandatory distribution of dividends if its board of directors reports to the shareholders’ meeting that the distribution would be incompatible with the financial condition of the company, subject to approval by the shareholders’ meeting and review by the fiscal council.

The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the requirements of Brazilian corporate law. In addition, amounts arising from tax incentive benefits or rebates are appropriated to a separate capital reserve in accordance with Brazilian corporate law. This investment incentive reserve is not normally available for distribution, although it can be used to absorb losses under certain circumstances or be capitalized. Amounts appropriated to this reserve are not available for distribution as dividends.

The Brazilian corporate law permits a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by its shareholders. We may prepare financial statements semiannually or for shorter periods. Our board of directors may declare a distribution of dividends based on the profits reported in semiannual financial statements. Our board of directors may also declare a distribution of interim dividends based on profits previously accumulated or in profits reserve, which are reported in such financial statements or in the last annual financial statement approved by resolution taken at a shareholders’ meeting.

If any dividend has not been claimed for three years after the date such dividend became due for payment, it will be forfeited and will revert to us.

Voting Rights

Our annual shareholders’ meeting takes place at our headquarter, in Bahia, Brazil, in April of each year. Additionally, our board of directors or, in some specific situations set forth in Brazilian corporate law, our shareholders or our fiscal council, may call our extraordinary shareholders’ meetings.

Holders of our common shares are entitled to one voting right for each common share held.

Generally, the quorum required to hold shareholders’ meetings is at least ¼ of our issued and outstanding common shares, except as provided for by Brazilian corporate law and our bylaws in relation to decisions regarding certain matters. Decisions are made by simple majority, except where Brazilian corporate law or our bylaws provide for a different quorum.

Certain matters require majority quorum for approval, including any amendment to our bylaws and the issuance of new common shares. In addition, the appointment of a specialized firm to prepare an appraisal report of our common shares in case of cancellation of our registration as a publicly-held company requires a special quorum, pursuant to the terms of B3 regulations.

Under Brazilian corporate law, minority shareholders representing at least 5% of our voting capital stock have the right to demand a cumulative voting procedure to elect a member of our board of directors.

Restrictions on Non-Brazilian Holders

There are no restrictions on ownership of our common shares by individuals or legal entities domiciled outside Brazil. Foreign investors may trade their common shares directly on the B3.

However, the right to convert dividend payments and proceeds from the sale of common shares into foreign currency and to remit such amounts outside Brazil is subject to exchange control restrictions and foreign investment legislation, which generally require, among other things, obtaining an electronic registration with the Central Bank of Brazil. Nonetheless, any non-Brazilian holder who registers with the CVM may use the dividend payments and proceeds from the sale of common shares to buy and sell securities directly on the B3.

Liquidation Rights

We can only be dissolved by shareholders’ resolution passed by at least 50% of our share capital. In the event of our liquidation, after payment of all liabilities, the balance of assets available for distribution will be distributed among the shareholders, each receiving a sum on a pro rata basis.

Right to Withdraw

Subject to Brazilian corporate law, our shareholders have the right to withdraw their equity interests and receive the relevant payment for their common shares in case such shareholders are adversely affected by specific resolutions from shareholders’ meeting, as well as if after a corporate reorganization involving us, the resulted entity does not negotiate new common shares in the secondary market. This withdraw right may be exercised by dissenting or non-voting shareholders, if the relevant resolution is authorized by the vote of at least 50% of voting shares.

The right of withdrawal lapses 30 days after publication of the minutes of the relevant shareholders’ meeting. We would be entitled to reconsider any action giving rise to withdrawal rights within 10 days following the expiration of such rights if the withdrawal of common shares of dissenting shareholders would jeopardize our financial stability.

Given that our bylaws do not provide for rules to determine any value for redemption, any redemption of common shares arising out of the exercise of such withdrawal rights would be made generally based on the book value per share, determined on the basis of the last balance sheet approved by our shareholders. However, if a shareholders’ meeting giving rise to redemption rights occurred more than 60 days after the latest approved balance sheet, the shareholders would be entitled to demand that their common shares be valued based on a more updated balance sheet.

Anti-Takeover Provision

Any person who, individually or jointly with another person representing the same interests or bound by a voting agreement, subscribes, acquires or in any way becomes a direct or indirect holder in Brazil or elsewhere of a material participation in our share capital shall, within 30 days of the date of the event that results in such person holding a material participation, commence a public tender offer for all of the outstanding common shares. A material participation is defined in our bylaws as a stake equal to 20% or more of the total number of common shares.

The price per share of a tender offer in the event of the acquisition of a material participation will correspond to the higher of the following values: (i) the economic value of our common shares determined in a valuation report; and (ii) 145% of the highest price per common share during the 24-month period prior to the tender offer, corrected by the Sistema Especial de Liquidação e Custódia (Special System for Settlement and Custody, or SELIC) rate up to the time of payment.

Carrying out the tender offer above will not exclude the possibility of a third party submitting a competing tender offer, in accordance with applicable law.

For the purposes of calculating the percentage of 20% of the total of our common shares issued by us, involuntary increases of equity interest resulting from the cancellation of our common shares in treasury or redemption of our common shares will not be computed.  The tender offer will not be applicable to direct and indirect controlling shareholders on September 29, 2017 and their successors (as defined in our bylaws).

In the event that a person does not comply with the tender offer obligations described above, our board of directors must call an extraordinary shareholders’ meeting, in which such person is not allowed to vote, in order to resolve on the suspension of the rights held by such person.

American Depositary Shares

The Bank of New York Mellon, as ADS depositary, will register and deliver common ADSs. Each common ADS will represent one common share (or a right to receive one common share), deposited with Itau Unibanco S.A., as custodian for the depositary in Brazil. Each common ADS will also represent any other securities, cash or other property which may be held by the ADS depositary. The deposited common shares together with any other securities, cash or other property held by the ADS depositary are referred to as the “deposited securities.” The depositary’s office at which the common ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold common ADSs either (A) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of common ADSs, registered in your name, or (ii) by having uncertificated common ADSs registered in your name, or (B) indirectly by holding a security entitlement in common ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company (“DTC”). If you hold common ADSs directly, you are a registered common ADS holder, also referred to in this description as a common ADS holder. This description assumes you are a common ADS holder. If you hold common ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of common ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated common ADSs will receive statements from the ADS depositary confirming their holdings.

As a common ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The ADS depositary will be the holder of the common shares underlying your common ADSs. As a registered holder of common ADSs, you will have common ADS holder rights. The deposit agreement among us, the ADS depositary, common ADS holders and all other persons indirectly or beneficially holding common ADSs sets out common ADS holder rights as well as the rights and obligations of the ADS depositary. New York law governs the deposit agreement and the common ADSs.

The following is a summary of some of the material provisions of the deposit agreement entered into by Suzano and the ADS depositary in 2018. For more complete information, you should read the entire deposit agreement and the form of ADR, included herein as Exhibit 4.1. For directions on how to obtain copies of those documents, see “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the common shares or other deposited securities?

The ADS depositary has agreed to pay or distribute to common ADS holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of common shares your common ADSs represent.

Cash. The ADS depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the ADS depositary to distribute the foreign currency only to those common ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the common ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Your Right to Receive the Common Shares Underlying your Common ADSs

Common ADS holders have the right to cancel their common ADSs and withdraw the underlying common shares at any time except:

•	when temporary delays arise because: (i) the ADS depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our common shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to common ADSs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DTC’s Direct Registration System (“DRS”), and the Profile Modification System (“Profile”), will apply to the common ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated common ADSs and holding of security entitlements in common ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated common ADSs, to direct the ADS depositary to register a transfer of those common ADSs to DTC or its nominee and to deliver those common ADSs to the DTC account of that DTC participant without receipt by the ADS depositary of prior authorization from the common ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the ADS depositary will not determine whether the DTC participant that is claiming to be acting on behalf of a common ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the common ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the ADS depositary’s reliance on and compliance with instructions received by the ADS depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the ADS depositary.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, common ADS holders waive the right to a jury trial of any claim they may have against us or the ADS depositary arising out of or relating to our common shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the ADS depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the ADS depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Plan of Distribution

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

Each prospectus supplement with respect to our securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to the Selling Shareholder from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

The Selling Shareholder may sell the securities from time to time in their initial offering as follows:

●	through agents;

●	to dealers or underwriters for resale;

●	directly to purchasers; or

●	through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities the Selling Shareholder distributes by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

The Selling Shareholder may from time to time solicit directly from the public offers to purchase the securities. The Selling Shareholder may also designate agents from time to time to solicit on its behalf from the public offers to purchase the securities. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions the Selling Shareholder may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, the Selling Shareholder may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

The Selling Shareholder may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If the Selling Shareholder sells securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from the Selling Shareholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

The Selling Shareholder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions the Selling Shareholder may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements of Suzano S.A. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2019 of Suzano incorporated herein by reference to Suzano’s 2019 Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Fibria S.A. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2018 of Fibria, incorporated herein by reference to the Fibria’s report on Form 6-K furnished to the SEC on February 22, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Validity of Securities

The validity of the common shares will be passed upon for us by Pinheiro Guimarães Advogados or any other law firm named in the applicable prospectus supplement as to certain matters of Brazilian law.

Enforceability of Civil Liabilities

Brazil

All, or substantially all, of Suzano’s directors and officers and certain advisors named herein reside outside the United States. As a result, it may not be possible, or it may be difficult, for you to effect service of process upon us or these other persons within the United States, or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

Pinheiro Guimarães Advogados, Suzano’s special counsel, has advised Suzano that, subject to the requirements described below, a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil. Such counsel has advised us that a judgment obtained outside Brazil against Suzano or the persons described above would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a sum certain of money rendered by any such court, provided that such judgment has been previously recognized by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça, or “STJ”); provided that such confirmation will be granted, in accordance with Articles 963 and 964 of the Brazilian Code of Civil Procedure (Código de Processo Civil), only if the judgment:

•	it must comply with all formalities necessary for its enforcement under the laws of the jurisdiction where it was rendered;

•	it must have been issued by a competent court after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of the parties’ absence (revelia) has been given, in accordance with applicable law;

•	it must be final and therefore not be subject to appeal;

•	it must be effective under the laws of the country where the foreign judgment is granted;

•	it must not be contrary to Brazilian national sovereignty, or public policy or good morals or violate human dignity;

•	it must not violate a final and unappealable decision issued by a Brazilian court;

•	does not conflict with a previous final and unappealable decision issued by a Brazilian court on the same matter and involving the same parties (res judicata);

•	it must not violate the exclusive jurisdiction of the Brazilian courts; and

•	it must be (i) duly authenticated by a Brazilian consulate in the United States or (ii) if the place of signing is a contracting state to the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961, apostilled, and, in either case, must be accompanied by a sworn translation into Portuguese, unless an exemption is provided by an international treaty to which Brazil is a signatory.

The recognition process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that recognition would be obtained, that the recognition process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment, including for violation of the securities laws of countries other than Brazil, including the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We will provide without charge, a copy of any and all of the documents referred to herein, to each person who makes a written or oral request, by writing or calling us at the following address or telephone number: ri@suzano.com.br / 55 11 3503-9330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The SEC allows us to “incorporate by reference” information filed with and/or furnished to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with and/or furnish to the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

(1)	Suzano’s annual report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 31, 2020 (SEC File No. 001-38755) (our “2019 Form 20-F”);

(2)	Suzano’s report on Form 6-K furnished to the SEC on September 2, 2020 (SEC File No. 001-38755), containing the discussions of our financial condition as of June 30, 2020 and our results of operations for the six months ended June 30, 2020 and 2019 and summarizing certain recent developments;

(3)	Suzano’s report on Form 6-K furnished to the SEC on August 13, 2020 (SEC File No. 001-38755), containing our unaudited condensed consolidated interim financial information as of June 30, 2020 and for the six months ended June 30, 2020 and 2019;

(4)	Fibria’s report on Form 6-K furnished to the SEC on February 22, 2019 (SEC File No. 001-15018), containing Fibria’s audited consolidated financial statements as of December 31, 2018 and 2017 and for the three years in the period ended December 31, 2018, except that the last 6 pages of such Form 6-K, containing Fibria’s management report for the fiscal year ended December 31, 2018 are not incorporated by reference herein; and

(5)	Any future annual reports of Suzano on Form 20-F filed with, and all reports on Form 6-K that are designated in such reports as being incorporated by reference into this prospectus furnished to, the SEC after the date of this prospectus and prior to the termination of the offering.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Suzano’s Investor Relations Department located at Avenida Brigadeiro Faria Lima, 1,355, 7th floor, São Paulo, SP, 01452-919, Brazil (telephone: +55 (11) 3503-9000), e-mail: ri@suzano.com.br).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Neither the laws of Brazil nor the bylaws of Suzano provide for indemnification of any controlling persons, directors or officers of Suzano. However, Suzano’s directors and officers benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the debt securities.

Item 9. Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement. †
4.1	Amended and Restated Deposit Agreement among Suzano S.A. The Bank of New York Mellon, as depositary, and owners and holders of common ADSs, dated December 10, 2018.*
5.1	Opinion of Pinheiro Guimarães Advogados as to matters of Brazilian law relating to the common shares.*
23.1	Consent of PricewaterhouseCoopers Auditores Independentes.*
23.2	Consent of Pinheiro Guimarães Advogados (included in Exhibit 5.1).*
24.1	Power of Attorney (included in pages II-5 and II-6 of this Registration Statement).

† To be filed by amendment or incorporated by reference.

* Filed herewith.

Item 10. Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES OF SUZANO S.A.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil, on September 18, 2020.

SUZANO S.A.

By:	/s/ Walter Schalka
Name: Walter Schalka
Title: Chief Executive Officer

By:	/s/ Marcelo Feriozzi Bacci
Name: Marcelo Feriozzi Bacci
Title: Chief Financial and Investor Relations Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Walter Schalka, Marcelo Feriozzi Bacci and Pablo F. Gimenez Machado, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, acting individually, to sign any and all amendments (including post-effective amendments) to this registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated in respect of Suzano S.A. on September 18, 2020.

Signature	Title
/s/ Walter Schalka	Chief Executive Officer
Walter Schalka

/s/ Marcelo Feriozzi Bacci	Chief Financial and Investor Relations Officer
Marcelo Feriozzi Bacci

/s/ Arvelino Cassaro	Principal Accounting Officer
Arvelino Cassaro

/s/ David Feffer	President of Board of Directors
David Feffer

/s/ Claudio Thomaz Lobo Sonder	Vice-President of Board of Directors
Claudio Thomaz Lobo Sonder

/s/ Daniel Feffer	Vice-President of Board of Directors
Daniel Feffer

/s/ Ana Paula Pessoa	Member of Board of Directors
Ana Paula Pessoa

/s/ Maria Priscila Rodini Vansetti Machado	Member of Board of Directors
Maria Priscila Rodini Vansetti Machado

/s/ Nildemar Secches	Member of Board of Directors
Nildemar Secches

/s/ Rodrigo Kede de Freitas Lima	Member of Board of Directors
Rodrigo Kede de Freitas Lima

/s/ Rodrigo Calvo Galindo	Member of Board of Directors
Rodrigo Calvo Galindo

/s/ Paulo Rogerio Caffarelli	Member of Board of Directors
Paulo Rogerio Caffarelli

/s/ Hélio Lima Magalhães	Member of Board of Directors
Hélio Lima Magalhães

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF SUZANO S.A.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Suzano S.A., has signed this registration statement or amendment thereto, as the case may be, in São Paulo, Brazil., on September 18, 2020.

Signature		Title

Suzano Pulp and Paper America, Inc.		Authorized Representative in the United States

By:	/s/ Walter Schalka
Name:	Walter Schalka
Title:	Director

By:	/s/ Marcelo Feriozzi Bacci
Name:	Marcelo Feriozzi Bacci
Title:	Director